Exhibit 99.1

News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

EPL Announces Preliminary Results of Equity Self-Tender Offer

EPL Closes Private Placement of $450 Million of Senior Unsecured Notes, Re-
finances Revolving Credit Facility, and Purchases Senior Notes Due 2010

New Orleans, Louisiana, April 23, 2007…Energy Partners, Ltd. (“EPL” or the “Company”) (NYSE:EPL) today announced the preliminary results of its cash tender offer to purchase up to 8,700,000 issued and outstanding common shares at $23.00 per share, which expired today at 5:00 p.m. EDT.

Based on the preliminary count by the depositary for the tender offer, an aggregate of 38,988,994 shares of EPL common stock were properly tendered and not withdrawn at a price of $23.00 per share, including 6,564,036 shares that were tendered through notice of guaranteed delivery. This represents approximately 97% of the issued and outstanding common shares of EPL. Based on these preliminary results, the Company expects to purchase 8,700,000 shares in the tender on a pro rata basis pursuant to procedures specified in EPL's Tender Offer Statement.

The results announced today are preliminary and subject to verification by the depositary of the proper delivery of the shares validly tendered and not withdrawn. Final results will be announced following the completion of the verification and the proration process. The Company expects payment for the shares accepted for purchase and the return of all shares tendered and not accepted for purchase to occur within one week.

EPL also announced today that it has successfully completed the previously announced offering of $450 million aggregate principal amount of senior unsecured notes, consisting of $300 million aggregate principal amount of 9 ¾% Senior Notes due 2014 and $150 million aggregate principal amount of Senior Floating Rate Notes. The interest rate on the Senior Floating Rate Notes for a particular interest period will be an annual rate equal to the three-month LIBOR as determined on the related interest determination date plus 5.125%. Additionally, the Company also announced that it has secured a new $300 million revolving credit facility with an initial availability of $225 million and a borrowing base of $200 million to replace its existing credit facility.

The Company also stated that it had purchased $143.4 million in principal amount of its outstanding Senior Notes due 2010 (the "Notes") (CUSIP No. 29270UAC9) all of which had been tendered by the Consent Payment Deadline on April 9, 2007 pursuant to its previously announced cash tender offer to purchase any and all of the Notes, or approximately 96% of the Notes outstanding. The tender offer for the Notes is set to expire at 5:00 p.m. EDT, on May 3, 2007.  Any other outstanding Notes may be tendered up until such time.

Richard A. Bachmann, EPL's Chairman and CEO, commented, “We are pleased to have successfully completed our equity tender offer, debt placement, refinancing of our revolving credit facility and repurchase of our previously outstanding Notes within the time frame we initially established.  While there are a few items to be wrapped up, we look forward to focusing our full attention on our core business including our exciting drilling program.”

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana.  The Company’s operations are focused along the U.S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

•	reserve and production estimates;

•	oil and natural gas prices;

•	the impact of derivative positions;

•	production expense estimates;

•	cash flow estimates;

•	future financial performance;

•	planned capital expenditures; and

•	other matters that are discussed in EPL's filings with the Securities and Exchange Commission.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL's filings with the SEC, including Form 10-K for the year ended December 31, 2006, for a discussion of these risks.

This announcement does not constitute an offer or invitation to purchase nor a solicitation of an offer to buy or sell any securities of EPL.

Additional Information and Where to Find It. Security holders may obtain information regarding the Company from EPL's website at www.eplweb.com, from the Securities and Exchange Commission's website at www.sec.gov, or by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875.

SOURCE: Energy Partners Ltd.

Contact:
MacKenzie Partners, Inc.
Information Agent (equity self-tender and debt tender) and Depositary (debt tender)
800-322-2885 (US toll-free) and 212-929-5500 (collect)

Energy Partners Ltd., New Orleans
Investors:
T.J. Thom, 504-799-4830
or
Al Petrie, 504-799-1953
or
Media:
Joele Frank, Wilkinson Brimmer Katcher
Steve Frankel or Jeremy Jacobs, 212-355-4449

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